EXHIBIT 10.(b)

                       First Amended Employment Agreement

                     Between Phazar Corp and Garland Asher


1.      Position:    Garland Asher ("Asher") will serve as Chairman of the Board of Directors, President, and Chief Executive Officer for Phazar Corp (the "Company"").

2.      State Date: Effective September 9, 2008

3. Base Compensation: $171,000 per year, payable bi-weekly as an employee of Antenna Products Corporation.

4. Incentive Compensation: Company standard profit sharing contributions to the 401(k) retirement plan and participation in the Phazar Corp 2006 Incentive Stock Option Plan.

5. Stock Options: The Company shall award Asher 160,000 shares of Phazar Corp stock at the closing price on the start date of his employment, September 9, 2008, to be vested on the following schedule:

                  May 31, 2010              40,000 shares
                  May 31, 2011              30,000 shares
                  May 31, 2012              30,000 shares
                  May 31, 2013              30,000 shares
                  May 31, 2014              30,000 shares

        Vesting is contingent upon the Company reaching annual sales levels while maintaining designated pre-tax profit requirements as determined by a Performance Plan for Garland Asher adopted by the Board of Directors on January 14, 2009. Said Performance Plan may be amended by the Board in its discretion with the written consent of Garland Asher.

        a. Death or incapacity: In the event of death or incapacity, any options which would have been vested in the fiscal year in which death or incapacity occurs will be vested at that fiscal year end (May 31).

        b. Severance: In the event of severance, Asher must exercise any outstanding options within ninety (90) days of severance. If Asher is terminated not-for-Cause and not related to change of control, you will receive accelerated vesting of your options due within the next year. "Cause" for termination of your employment shall exist if Asher willfully fails to substantially perform your duties and responsibilities to the Company, commit any act of fraud, embezzlement, dishonesty or other willful misconduct that causes or would likely cause material injury to the Company, use or disclose without authorization any proprietary information or trade secrets of the Company (or other parties to whom you owe an obligation of confidentiality as a result of your relationship with the Company), or willfully breach your obligations under any agreement with the Company. "Cause" is also not defined as your willfully separating from the Company.

                                EXHIBIT 10.b - 1

6. At-will employment: Notwithstanding the Company's obligation, Asher's employment with the Company will be on an "at-will" basis, meaning that either Asher or the Company may terminate your employment at any time for any reason or no reason without further obligation or liability.

7. Indemnification: Asher will be covered by the directors and officers insurance which the Company has on all present directors and officers.

8. Replacement of Previous Employment Agreements: This Agreement replaces and supersedes any and all previous employment agreements whether written or oral. All parties acknowledge that the previous agreement included a stock option grant consistent with the terms referenced in
        Section 5 of this Agreement, and that the referenced stock option grant is not a new stock option grant.


PHAZAR CORP

By:       /s/ James Kenney
          -----------------------------------------
          James Kenney
          Phazar Corp Executive Committee


Accepted this January 14, 2009


          /s/ Garland Asher
          -----------------------------------------
          Garland Asher



























                                EXHIBIT 10.b - 2